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                                                              EXHIBIT 10.17


                    AERIAL COMMUNICATIONS, INC. AND SUBSIDIARIES
                             DESCRIPTION OF SUPPLEMENTAL
                     BENEFIT AGREEMENT WITH DONALD W. WARKENTIN
                                DATED AUGUST 2, 1996.

     In 1996, the Company entered into a nonqualified supplemental benefit agreement with Donald W. Warkentin which requires the Company to pay a supplemental retirement benefit to Mr. Warkentin. The agreement was entered into when Mr. Warkentin left employment with TDS and took employment with the Company at the completion of the initial public offering of the Company's Common Shares in 1996 and, as a result, he was no longer eligible to participate in the TDS Pension Plan. Under the supplemental benefit agreement, the Company is obligated to pay Mr. Warkentin an amount equal to the difference between the retirement benefit he will receive from the TDS Pension Plan and that which he would have received had he continued to work for TDS, less any amounts which he is entitled to receive under any other qualified defined benefit or money purchase pension plan (such as the Wireless Pension Plan). The Company will pay any such benefit at the same time as Mr. Warkentin receives payments from the TDS Pension Plan. The actual benefits payable to Mr. Warkentin upon retirement will be based upon the facts that exist at the time and will be determined actuarially. The nature of this agreement is a defined benefit arrangement.